Stock Purchase Agreement for All of the Shares

of a Closely Held Corporation

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this ^ day of ^, 19^ by and among X^, Y^ and Z^ (X^, Y^ and Z^ shall be hereinafter sometimes individually referred to as a "Seller" and shall be hereinafter collectively, jointly and severally referred to as the "Sellers"); and ^, a Maryland corporation (the "Purchaser").

EXPLANATORY STATEMENT

     A. The Sellers constitute all of the stockholders and all of the directors of ^ ("^"), a Maryland corporation, that operates as ^.

     B. The Sellers own of record and beneficially and in the aggregate ^ shares of the common stock without par value (the "Common Stock") of ^ (such ^ shares of Common Stock shall be hereinafter collectively referred to as the "Sellers Shares"). The Sellers Shares constitute all of the issued and outstanding capital stock of ^.

     C. The Sellers desire to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, all, but not less than all, of the Sellers Shares on the terms and subject to the conditions hereinafter contained.

     NOW THEREFORE, in consideration of the Explanatory Statement that shall be deemed to be a substantive part of this Agreement, the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

     1.  Purchase and Sale of the Sellers Shares.

          1.1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, the Sellers shall each sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from each of the Sellers, that number of the Sellers Shares as is set forth opposite the name of each of the Sellers as follows:

SELLERS X^ Y^ Z^ Total	NUMBER OF SELLERS SHARES THAT SHALL BE SOLD TO PURCHASER ^ ^ ^ ^

          1.2. Purchase Price; Transfer of Securities; Allocation to Covenants Against Competition.

               1.2.1. The full, entire and aggregate purchase price that shall be paid at the Closing on the closing Date by the Purchaser to the Sellers for the Sellers Shares shall be ^ Dollars ($^) (the "Purchase Price"). The Purchase Price shall be paid to and allocated among the Sellers as follows:

                    1.2.1.1. ^ Dollars ($^) shall be paid and allocated to X^ by check of the Purchaser payable to the order of X^.

                    1.2.1.2. ^ Dollars ($^) shall be paid and allocated to each of Y^ and Z^, by cheeks of the Purchaser payable to the order of each of Y^ and Z^.

               1.2.2. The Sellers shall deliver to the Purchaser at the Closing on the Closing Date, concurrently with the payment of the Purchase Price, stock certificate numbers ^ of ^, representing the Sellers Shares owned of record and beneficially by each of the Sellers, duly endorsed in blank, or accompanied by assignments separate from certificate duly endorsed in blank, with each of the Sellers' signatures guaranteed by a national bank or by a member broker of the New York Stock Exchange.

               1.2.3. The parties hereto hereby acknowledge and agree that an amount equal to ^ Dollars ($^) of the Purchase Price shall be allocated to the covenant against competition given to the Purchaser by X^ pursuant to Section 4.1 of this Agreement.

     2. Closing. The closing of the purchase and sale of the Sellers Shares provided for by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the law offices of ^, ^, ^, ^ on ^, 19^ at ^ o'clock ^.m. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date".

     3. Representations and Warranties.

          3.1. Representations and Warranties of Sellers. The Sellers represent and warrant to the Purchaser that:

               3.1.1. Ownership of Sellers Shares. Each Seller is the sole and exclusive record and beneficial owner of that number of the Sellers Shares as is set forth opposite his name in Section 1.1 of this Agreement. The Sellers possess good and merchantable title to the Sellers Shares, and own the Sellers Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. The Sellers have the absolute and unconditional right to sell, assign, transfer and deliver the Sellers Shares to the Purchaser in accordance with the terms of this Agreement.

               3.1.2. Due Organization; Good Standing; Authority of ^. ^ is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the State of Maryland. ^ has full right, power, and authority to own its properties and assets, and to carry on its business as a ^. ^ is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary. A complete and correct copy of each of ^'s articles of incorporation, as amended to the date of this Agreement, (the "Charter") certified by the State Department of Assessments and Taxation of Maryland (the "Department") and by-laws, as amended to the date of this Agreement, (the "By-Laws"), is attached to this Agreement as Exhibits 1 and 2, respectively, and is incorporated by reference herein. The Charter and the By-Laws are in full force and effect, and ^ is not in breach or violation of any of the provisions thereof. The minute books of ^ containing the minutes of the meetings of the stockholders of ^ and the board of directors of ^, which were heretofore made available to the Purchaser for examination, are complete and correct and accurately reflect all proceedings of the stockholders of ^ and the board of directors of ^.

               3.1.3. Validity of Agreement. The Sellers have the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Sellers and is fully enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

               3.1.4. Capitalization; the ^ Stock; Related Matters. ^'s authorized capital stock consists of ^ shares of common stock, without par value, of which ^ shares, namely, the Sellers Shares, are issued and outstanding and owned of record and beneficially by each Seller as is set forth opposite the name of each Seller in Section 1. I of this Agreement. The Sellers Shares have been duly, legally and validly issued, and are fully-paid and non-assessable. Delivery of the Sellers Shares by the Sellers to the Purchaser at the Closing on the Closing Date pursuant to this Agreement will transfer to the Purchaser full and entire legal and equitable title to 100% of the issued and outstanding capital stock of ^.

               3.1.5. Options, Warrants and Other Rights and Agreements Affecting ^ Capital Stock. ^ has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities [as defined in the federal Securities Act of 1933 (hereinafter "Securities")] or any commitments, agreements, arrangements or understandings of any kind or nature obligating ^, in any such case, to issue shares of ^ capital stock or other Securities or securities convertible into or evidencing the right to purchase shares of ^ capital stock or other Securities. Neither the Sellers nor ^ is a party to any agreement, understanding, arrangement or commitment, or bound by any certificate of incorporation or by-law provision which creates any rights in any Person with respect to the authorization, issuance, voting, sale or transfer of any shares of ^'s capital stock or other Securities.

               3.1.6. No Subsidiaries. ^ does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

               3.1.7. Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Sellers and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "Laws") of any federal, state or local government (hereinafter collectively referred to as "Governments") or any agency, bureau, commission or instrumentality of any Governments ("hereinafter collectively referred to as "Governmental Agencies"), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which ^ or any of its assets or Properties is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of ^'s obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of ^'s properties, assets, or businesses pursuant to, (i) ^'s Charter or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which ^ is a party or by which ^ or any of ^'s assets or properties is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which ^ or any of its assets or properties is bound.

               3.1.8. Conduct of Business in Compliance with Regulatory and Contractual Requirements. ^ has conducted and is conducting ^'s business in compliance with all applicable Laws of all Governments and Governmental Agencies. Neither the real or personal properties owned, leased, operated or occupied by DE F, nor the use, operation or maintenance thereof, (i) violates any Laws of any Government or Governmental Agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

               3.1.9. Licenses; Permits; Related Approvals. ^ possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders ("hereinafter collectively referred to as "Permits") of all Governments and Governmental Agencies lawfully required to enable ^ to conduct ^'s business as a ^ in all jurisdictions. All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits is pending or threatened. A list of the Permits is attached hereto as Exhibit 3 and incorporated by reference herein.

               3.1.10. Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation by any Government, Governmental Agency or other Person (i) pending to which ^ is a party, (ii) threatened against or relating to ^ or any of ^'s assets or businesses, (iii) challenging ^'s right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Sellers Shares, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

              3.1.11. Financial Statements; Undisclosed Liabilities. Attached hereto as Exhibit 4 and incorporated by reference herein are copies of ^'s audited balance sheets as of ^, 19^, ^, 19^, and ^, 19^, ^'s audited Statement of Operations and Retained Earnings for the years ended as of ^, 19^, ^, 19^, and ^, 19^, and ^'s audited Statement of Changes in Financial Position for the years ended as of ^, 19^, ^, 19^, and ^, 19^ (hereinafter collectively referred to as the "Financial Statements"), together with the unqualified opinion thereon of ^ independent certified public accountants. Attached hereto as Exhibit 5 and incorporated by reference herein are copies of ^'s unaudited balance sheets as of ^, 19^, and ^, 19^, ^'s unaudited Statement of Operations and Retained Earnings for the periods ended as of ^, 19^, and ^, 19^, and ^, 19^, ^'s unaudited Statement of Changes in Financial Position for the periods ended as of ^, 19^, and ^, 19^ (hereinafter collectively referred to as the "Interim Statements"). The Financial Statements and the Interim Statements are in accordance with the books and records of ^, are true, correct and complete and accurately present ^'s financial position as of the dates set forth therein and the results of ^'s operations and changes in ^'s financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis during each period and on a basis consistent with that of prior periods. Except (i) as disclosed in the Financial Statements and the Interim Statements, and (ii) as disclosed in this Agreement, ^ has no liabilities or obligations of any nature or kind, known or unknown, whether accrued, absolute, contingent, or otherwise. There is no basis for assertion against ^ of any claim, liability or obligation not fully disclosed in the Financial Statements and the Interim Statements. All prepaid items set forth in ^'s Financial Statements and Interim Statements have been properly accrued.

               3.1.12. Tax Matters. ^ has duly and timely filed with all appropriate Governmental Agencies, all tax returns, information returns, and reports required to be filed by ^. Except for accruals for payroll taxes payable, income taxes payable, and deferred taxes as set forth in ^'s Balance Sheet as of ^, 19^ (collectively, the "Accrued Taxes"), ^ has paid in full all taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by ^ to all taxing authorities. Complete and correct copies of (a) the income tax returns of ^ for ^'s three fiscal years ending ^, 19^, ^, 19^, and ^, 19^, as filed by ^ with the Internal Revenue Service (the "IRS") and all state taxing authorities (collectively, the "Returns"), (b) all audit reports received by ^ during the last five years and issued by the IRS or any state taxing authorities, and (c) all consents and agreements entered into by ^ during the last five years with the IRS or any state taxing authorities (collectively, the "Tax Agreements") are collectively attached hereto as Exhibit 6 and incorporated by reference herein. All information reported on the Returns is true, accurate, and complete. All claims by the IRS or any state taxing authorities for taxes due and payable by ^ have been paid by ^. The provisions for the Accrued Taxes are adequate for the payment of all of ^'s liabilities for unpaid taxes (whether or not disputed). All federal income tax returns required to be filed by ^ have either been examined by the IRS, or the period during which any assessments may be made by the IRS has expired without waiver or extension for all years through ^'s fiscal year ended ^, 19^, and any deficiencies or assessments claimed or made have been paid, settled, or fully provided for in the Financial Statements. ^ has not adopted a plan of complete liquidation under the Internal Revenue Code of 1954, as amended (the "Code"), or filed a consent pursuant to Section 341(f) of the Code. ^ is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Agency.

               3.1.13. Accounts Receivable; Accounts Payable. ^'s accounts receivable reflected on ^'s Balance Sheet as of ^, 19^ (the "Balance Sheet") and all accounts receivable arising after the date of the Balance Sheet (collectively, the "Accounts Receivable") are bona fide accounts receivable, the full amount of which is actually owing to ^. The Accounts Receivable will be fully collectible by the Purchaser within 90 days of the Closing Date, without offset, recoupment, counterclaim, claim or diminution. ^'s accounts payable reflected on the Balance Sheet and all accounts payable arising after the date of the Balance Sheet arose from bona fide transactions in the ordinary course of ^'s business.

               3.1.14. No Real Property. Except as set forth on Exhibit 7 attached hereto and incorporated by reference herein, ^ does not own or have any interest in any real estate.

               3.1.15. Condition of Personal Property. Attached hereto as Exhibit 8 and incorporated by reference herein is a true, correct and complete list of all personal property, owned by ^ or used by ^ in the conduct of its business, including, but not limited to, all equipment, machinery and fixtures, (collectively, the "Personal Property"), indicating whether it is owned or the manner in which the Personal Property is otherwise utilized by ^. ^ has sole and exclusive, good and merchantable title to all of the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances. All of the Personal Property is in good repair and good operating condition, fit for its intended purposes, and is adequate for the continuation of ^'s business as a ^.

               3.1.16. Certain Contracts. Attached hereto as Exhibit 9 and incorporated by reference herein is a true, correct and complete list and copy of all contracts under which ^ is providing ^ services (collectively, the "Service Contracts"). Each of the Service Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by ^ against the other party thereto in accordance with its terms. Neither Sellers nor ^ has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Service Contracts. No party to any of the Service Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by ^ or any other party to or under any of the Service Contracts. The execution, acknowledgement, sealing, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Service Contract, (ii) does not require the consent of any party to a Service Contract, or any other Person for whose benefit a Service Contract was executed, and (iii) will not give any such party or Person the right to terminate any Service Contract. All payments required to be made pursuant to the Service Contracts by parties to the Service Contracts, and other Persons for whose benefit Service Contracts were executed, have been paid in full through ^, 19^. The Service Contracts are in compliance with all applicable Laws of all Governments and Governmental Agencies.

               3.1.17. Participation Agreements. Attached hereto as Exhibit 10 and incorporated by reference herein is a true, correct and complete list and copy of all contracts (collectively, the "Participation Agreements") under which certain ^ (collectively, the "Participants") have contracted with ^ to provide ^ services pursuant to Service Contracts. Each of the Participation Agreements is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by ^ against the other party thereto in accordance with its terms. Neither Sellers nor ^ has notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Participation Agreements. No party to any of the Participation Agreements is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by ^ or any other party to or under any of the Participation Agreements. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Sellers and the consummation of the transaction contemplated by this Agreement, (i) will not result in the breach or termination of or constitute a default under any Participation Agreement, (ii) does not require the consent of any of the Participants, and (iii) will not give any of the Participants the right to terminate any of the Participation Agreements. All payments required to be made by ^ pursuant to the Participation Agreements have been paid in full through ^, 19^. The Participation Agreements are in compliance with all applicable Laws of all Governments and Governmental Agencies.

               3.1.18. Contracts, Licenses, and Other Agreements. Attached hereto and incorporated by reference herein are the following:

                    3.1.18.1. Exhibit 11, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of ^ relating to real property.

                    3.1.18.2. Exhibit 12, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of ^ relating to personal property.

                    3.1.18.3. Exhibit 13, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all licenses, franchises, assignments or other agreements of ^ relating to trademarks, trade names, patents, copyrights and service marks (or applications therefor), unpatented designs or styles, know-how and technical assistance.

                    3.1.18.4. Exhibit 14, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all Permits, other than those listed in Exhibit 13, relating to the operation of the business of ^.

                    3.1.18.5. Exhibit 15, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all employment, compensation and consulting agreements, contracts, understandings or arrangements of ^ with any officer, director, employee, broker, agent, consultant, salesman or other Person, including the names, starting dates of employment, term of employment, functions and aggregate compensation (including salary, bonuses, commissions and other forms of compensation).

                    3.1.18.6. Exhibit 16, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements of ^ for the purchase, sale or lease of goods, materials, supplies, machinery, equipment, capital assets and services having a cost in excess of $^ in any one instance or in excess of $^ in the aggregate.

                    3.1.18.7. Exhibit 17, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements, other than those listed in Exhibit 16, which ^ has with any supplier, distributor, franchisor, dealer, sales agent, broker, or representative.

                    3.1.18.8. Exhibit 18, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of ^ for the borrowing or lending of money, on a secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of any other Person;

                    3.1.18.9. Exhibit 19, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of ^ for the construction, modification or improvement of any building or structure having a cost in excess of $^, or the incurrence of any other capital expenditure involving payments in excess of $^.

                    3.1.18.10. Exhibit 20, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and understandings of ^ other than those listed in Exhibits 11 through 19 which are material in nature, involve the payment or receipt, in any 12 month period, of more than $^ or have a term of more than ^ months.

     Each of the agreements, arrangements and understandings listed in Exhibits 11 through 20 (hereinafter collectively referred to as the "Commitments") is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by ^ against the other party thereto in accordance with its terms. Neither Sellers, nor ^ has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated termination or modification of any of the Commitments. No party to any of the Commitments is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by ^ or any other party to or under any of the Commitments. ^ has the right to quiet enjoyment of all real properties leased to it for the full term of the lease thereof. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Sellers and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Commitment, (ii) does not require the consent of any party to any of the Commitments, and (iii) will not give any such party the right to terminate any of the Commitments. All payments required to be made by Sellers, ^ or any other party to any of the Commitments pursuant to any of the Commitments have been paid in full through ^, 19^. The Commitments are in compliance with all applicable Laws of all Governments and Governmental Agencies and there are no Laws of any Government or Governmental Agencies, actions, suits proceedings, arbitrations, orders, writs, or decrees in any such case existing or proposed, which adversely affect or might adversely affect ^'s rights under any of the Commitments.

               3.1.19. Insurance. Attached hereto as Exhibit 21 and incorporated by reference herein is a list of all insurance policies of ^, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Exhibit 21 is in full force and effect, is valid and enforceable, and DE F is not in breach of or in default under any such policy. Neither Sellers nor ^ has any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in Exhibit 21. Attached hereto as Exhibit 22 and incorporated by reference herein is a true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the insurance referred to in Exhibit 21. ^ has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

               3.1.20. Pension Plans.

                    3.1.20.1. Each employee pension plan [as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")] maintained or sponsored by ^ (the "Pension Plans") is described in Exhibit 23 attached hereto and incorporated by reference herein. The IRS has issued letters determining that each Pension Plan is qualified under Section 401(a) of the Code. A true, correct and complete copy of each letter is attached hereto as Exhibit 23. Such letters have not been revoked or withdrawn, and Sellers know of nothing which would adversely affect the continued qualified status of the Pension Plans. No issue concerning qualification of the Pension Plans is pending before or threatened by the IRS.

                    3.1.20.2. Since October 1, 1974: (i) ^ has not maintained, contributed to, or been obligated to contribute to any 14 employee pension benefit plan" (as that term is defined in Section 3 of ERISA), except for the Pension Plans; (ii) ^ has never contributed to or been obligated to contribute to any multiemployer pension plan and it is not subject to a claim for withdrawal liability pursuant to Title IV of ERISA; (iii) no Pension Plan has been terminated or partially terminated; (iv) no Pension Plan holds any "employer securities" or "employer real property" within the meaning of ERISA; and (vi) there has been no "reportable event", as that term is defined in Section 4043 of ERISA, under any of the Pension Plans; and (vi) each Pension Plan covers only United States based employees.

                    3.1.20.3. As of the Closing Date, the value of each Pension Plan's assets, including contributions to be made by ^ after the Closing Date equals or exceeds the present value of the accrued benefits under each Pension Plan using the actuarial assumptions which would be used by the Pension Benefit Guaranty Corporation ("PBGC") with respect to a plan termination occurring immediately prior to the Closing Date.

                    3.1.20.4. The information, data and employment and personnel records furnished by ^ to the actuaries and auditors for each Pension Plan for use in connection with the preparation of their reports is true and correct and complete and accurate in all material respects. Sellers have given the Purchaser a true, correct, and complete copy of (i) the most recent actuarial report for each Pension Plan, (ii) the Form 5500s for each Pension Plan for each of the three most recent Plan Years, and (iii) the most recent report of its independent certified public accountants relating to each Pension Plan and any related statements. The actuarial valuation as of ^, 19^, submitted to ^ by ^ ("Actuary") fairly estimates the plan sponsor's current and future funding obligations determined as of the date of such statement based on the actuarial assumptions used therein. Neither Sellers nor ^ have any reason to believe that the funding status of any Pension Plan or the plan sponsor's obligations and potential liabilities thereunder has changed adversely since ^, 19^.

                    3.1.20.5. ^ has timely made all contributions accrued or payable under each Pension Plan for all Plan Years through the Plan Year which ended on ^, 19^; there is no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent Plan Year of each Pension Plan; and no funding waiver has been applied for or granted.

                    3.1.20.6. The aggregate contribution to each Pension Plan in respect of the Plan Year ending ^, 19^ is approximately $^. $^ will be paid by ^ prior to the date (as extended) ^'s federal income tax return for its most recently concluded fiscal year is due, based upon the actuarial assumptions used in the valuation prepared by the Actuary as of ^, 19^.

                    3.1.20.7. There are no ruling requests or appeals (either formal or informal) pending before the Department of Labor, the PBGC, or the IRS; neither Sellers nor ^ are aware of any investigation or audit of a Pension Plan by any Governmental Agency; no interest charges, excise taxes, penalties or premium payments have been claimed or assessed or are owed to the IRS or the PBGC with respect to any Pension Plan; there is no claim, demand, suit, proceeding or cause of action pending, or threatened against any Pension Plan; and no Pension Plan has any liabilities, except for reasonable and customary administrative expenses and liabilities for accrued benefits payable pursuant to the terms of the Plan which have been taken into consideration in the Actuary's reports.

                    3.1.20.8. Except for the Pension Plans, there are no present or future obligations to any person who is or has been employed by ^ under any retirement plan or deferred compensation program or arrangement.

                    3.1.20.9. Each Pension Plan may be amended or terminated by the plan sponsor at its option, except as required by law.

                    3.1.20.10. ^ is not a member of a commonly controlled group of trades or businesses, an affiliated service group, or an employee leasing arrangement under Section 414 of the Code.

               3.1.21. Benefit Plans. For purposes of the representations and warranties set forth below in this Section 3.1.21, the term "Benefit Plans" is defined broadly to include (i) all plans, programs, or arrangements (whether or not insured) which provide to employees pension, profit sharing, ESOP, stock option, incentive bonus, surgical or other physician, hospitalization, major medical, dental, optical, prescription drug, health insurance, life insurance, accidental death and dismemberment, short-term disability, long-term disability, sick leave, vacation, severance, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, or group legal benefits, and (ii) any other "employee benefit plan", as that term is defined in ERISA Section 3.

     Sellers represent and warrant to the Purchaser that:

                    3.1.21.1. Exhibit 24 attached hereto and incorporated herein describes all Benefit Plans maintained by ^ and identifies whether or not each of such Benefit Plans is funded (i) by an insurance contract, (ii) out of the general assets of the business, or (iii) by a trust or other funding medium. No other Benefit Plans are presently in effect with respect to ^ or are required to be offered by ^ either at the present time or in the future, under any current agreement, arrangement or understanding; all such Benefit Plans are currently in full force and effect, and comply with all applicable agreements, arrangements and understandings between ^ and its employees; all contributions, premiums and other payments due in respect of such Benefit Plans have been paid; and all such Benefit Plans comply with all applicable Laws. Exhibit 25 attached hereto and incorporated by reference herein sets forth the projected annual cost for each Benefit Plan and indicates to what extent ^ has funded each such cost. ^ is in compliance with the requirements of all such Benefit Plans, and no condition presently exists which, with the passage of time, would cause any such Benefit Plan to be in noncompliance with any applicable Law, or ^ to be in noncompliance with any provisions of any such Benefit Plan.

                     3.1.21.2. With respect to each Benefit Plan, ^ has complied with all reporting and disclosure obligations under ERISA, and all documents and report forms submitted for such purposes are complete and accurate in all material respects.

                     3.1.21.3. With respect to each Benefit Plan: (i) no prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) has occurred; (ii) each Benefit Plan is in conformity with ERISA and all other applicable Laws; (iii) ^ is not in default in any material respect in performing any of its contractual or legal obligations; (iv) all Persons having any fiduciary responsibility are in compliance in all material respects with the applicable provisions of ERISA; (v) there has not been a breach of any fiduciary duty; (vi) there are no pending ruling requests or appeals (either formal or informal), investigations, or audits by or before any Governmental Agency; and (vii) there is no claim, demand, suit, proceeding or cause of action pending, or threatened with respect to any Benefit Plan, Ind there is no liability except for reasonable and customary administrative expenses and benefits payable pursuant to the terms of each Benefit Plan.

                    3.1.21.4. Exhibit 26 attached hereto and incorporated by reference herein describes any reduction in benefits provided under any Benefit Plan which has been made by ^ within five years prior to the Closing Date.

                    3.1.21.5. Except for the payment of non-forfeitable benefits under a pension or profit sharing plan or as prohibited by any applicable Law, there are no restrictions on the Purchaser's right to terminate or decrease the level of benefits under any Benefit Plan after the Closing Date, without further liability to any present or former employee.

               3.1.22. Employee Relations and Employment Agreements.

                    3.1.22.1. None of ^'s employees is represented by a labor organization. No petition for representation has ever been filed with the National Labor Relations Board (the "NLRB") with respect to ^'s employees. Sellers are not aware of any union organizational activity with respect to ^ and have no reason to believe that any such activity is being contemplated.

                    3.1.22.2. ^ is not in violation of applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws, or any other Laws of any Government or Governmental Agency relating to employment. Sellers have disclosed to the Purchaser the status of all investigations, claims, charges, and employment-related suits or controversies which have occurred with respect to ^ within the last 10 years or which are presently pending or threatened with respect to ^ under any employment-related Law of any Government or Governmental Agency (including common law). ^ has satisfied and performed fully all judgments, decrees, conciliation agreements, or settlement agreements by which it is bound or to which it is subject concerning employment-related matters and each such judgment, decree, or agreement is disclosed on Exhibit 26.

                    3.1.22.3. ^ has not entered into any employment agreement and all employees can be terminated at will. DE F has no contractual obligation or special termination or severance arrangement in respect of any employee.

                    3.1.22.4. ^ has paid all wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date. Exhibit 27 attached hereto and incorporated by reference herein sets forth all accrued vacation, accrued sick leave, and accrued bonuses (including pro rata accruals for a period of a year) due to employees of ^ as of the Closing Date.

                    3.1.22.5. Exhibit 28 attached hereto and incorporated by reference herein sets forth each ^ employee's date of hire, position, present salary, amount of bonus paid in the past year, and announced termination date (if any). The Sellers have provided to the Purchaser access to the personnel files and employment records of all ^ employees.

               3.1.23. Patents; Trademarks; Related Contracts. Attached hereto as Exhibit 29 and incorporated by reference herein, is a true, correct and complete list of all of ^'s patents, trademarks, tradenames, or trademark or tradename registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). All of ^'s Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. ^ has not licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person, and no Person is infringing upon ^'s Proprietary Rights. ^ has not infringed and is not infringing upon any patent, trademark, tradename, or trademark or tradename registration, service mark, copyright, or copyright registration of any other Person.

               3.1.24. Books and Records; Fiscal Year; Method of Accounting. ^ has made available to the Purchaser all of its tax, accounting, corporate and financial books and records. The books and records pertaining to ^'s business made available to the Purchaser are true, correct and complete, have been maintained on a current basis, and fairly reflect the basis for ^'s financial condition and results of operations as set forth in the Financial Statements and the Interim Statements. ^ has consistently used the fiscal year ended ^ as its taxable year, and has consistently used the cash method as its method of accounting for tax purposes.

              3.1.25. Bank Accounts and Safe Deposit Arrangements. Attached hereto as Exhibit 30 and incorporated by reference herein is a true, correct and complete list of each checking account, savings account and other bank account and safe deposit box maintained by ^, and the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes.

              3.1.26. Absence of Certain Changes or Events. Since ^, 19^, except as set forth in Exhibit 31 attached hereto and incorporated by reference herein, ^ has not:

                   3.1.26.1. Incurred any indebtedness, obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of its business, none of which was entered into for inadequate consideration and none of which exceed $^ in amount.

                   3.1.26.2. Discharged or satisfied any security interest, lien or encumbrance or paid any indebtedness, obligation or liability (contingent or otherwise), except (A) current liabilities and (B) scheduled payments pursuant to obligations under contracts, agreements, or leases listed in Exhibits 11 through 20 hereto.

                   3.1.26.3. Mortgaged, pledged, or subjected to lien, charge, security interest, or other encumbrance any of its assets or properties.

                   3.1.26.4. Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its assets or properties.

                   3.1.26.5. Acquired or leased any assets or property of any other Person.

                   3.1.26.6. Canceled or compromised any debt or claim.

                   3.1.26.7. Waived or released any rights.

                    3.1.26.8. Transferred or granted any rights with respect to know-how or any rights existing under any leases, licenses, agreements, inventions, or any of the Proprietary Rights.

                    3.1.26.9. Granted or made any contract, agreement, promise or commitment to grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other Person.

                    3.1.26.10. Entered into any collective bargaining agreement or made any commitment or incurred any liability to any labor organization.

                    3.1.26.11. Made any capital expenditure in excess of $^ or entered into any commitment therefor.

                    3.1.26.12. Suffered any casualty loss or damage, whether or not such loss or damage is or was covered by insurance.

                    3.1.26.13. Suffered any adverse change in its operations, earnings, assets, liabilities, properties, or business or in its condition (financial or otherwise).

                    3.1.26.14. Changed the nature of its business or its method of accounting.

                    3.1.26.15. Other than in the ordinary course of business, entered into any transaction, contract, or commitment.

                    3.1.26.16. Terminated or modified, or agreed to the termination or modification of, any Service Contract, Participation Agreement or any of the Commitments.

                    3.1.26.17. Suffered a loss of any supplier or suppliers, which loss (individually or in the aggregate) has had, or may have, an adverse effect on its financial condition, results of operations, business, or prospects.

                    3.1.26.18. Suffered any material adverse change in its assets or liabilities, in its condition, financial or otherwise, or in its business, properties, earnings or net worth.

               3.1.27. Insider Transactions. Attached hereto as Exhibit 32 and incorporated by reference herein is a true, correct and complete list of the following:

                    3.1.27.1. The amounts and other essential terms of indebtedness or other obligations, agreements, undertakings, liabilities or commitments (contingent or otherwise) of ^ to or from any past or present officer, director, member, stockholder or any Person related to, controlling, controlled by or under common control with any of the foregoing (collectively, "Control Persons").

                    3.1.27.2. All transactions between each Control Person and ^ since ^'s date of incorporation, and all proposed or contemplated transactions with each Control Person, together with the essential terms thereof.

               3.1.28. Adverse Conditions. Sellers have no knowledge of any present or future condition, state of facts or circumstances which has affected or may affect adversely the business of ^ or prevent ^ from carrying on its business as a dental plan organization under and pursuant to the Dental Plan Organization Act.

               3.1.29. Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Sellers or ^ which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or ^'s financial condition, results of operations, business, or prospects.

               3.1.30. Negotiations with Other Persons. Sellers will not, and will not permit ^, to initiate, encourage the initiation by others, or participate in any discussions or negotiations with any other Persons relating to the sale or other disposition of any of the capital stock of ^ or any assets of ^, and will promptly notify the Purchaser if any Person initiates such discussions or negotiations with them or ^.

               3.1.31. No Brokerage. Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

          3.2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to Sellers that:

               3.2.1. Due Organization; Good Standing; Power. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. The Purchaser has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

               3.2.2. Authorization and Validity of Documents. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed, acknowledged, sealed and delivered by the Purchaser and is a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

               3.2.3. Investment Intent. The Purchaser is acquiring the Sellers Shares for investment only, for the Purchaser's own account, and not with a view to, for offer for sale or for sale in connection with, the distribution or transfer thereof. The Sellers Shares are not being purchased for subdivision or fractionalization thereof; and the Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such Person any of the Sellers Shares which the Purchaser is acquiring hereunder, and the Purchaser has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

               3.2.4. No Brokerage. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     4.  Covenants Against Competition.

          4.1.  X^'s Agreement Not to Compete. The parties hereto acknowledge that following the consummation of the purchase and sale of the Sellers Shares contemplated by this Agreement, Purchaser will employ X^ as the Purchaser's ^. The Purchaser and X^ acknowledge and agree that X^'s services will be of a special and unusual character which have a unique value to the Purchaser and DE F, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the Purchaser or ^, could cause serious harm to the Purchaser and ^. Further, X^ and the Purchaser also recognize that an important part of X^'s duties will be to develop good will for the Purchaser and ^ through X^'s personal contact with individual and group subscribers of ^'s services, Participants, agents and other Persons having business relationships with the Purchaser and ^, and that there is a danger that this good will, a proprietary asset of the Purchaser and ^, may follow X^ if and when his relationship with the Purchaser is terminated. Accordingly, X^ agrees that X^ shall not, during the time period that X^ is employed by Purchaser and for a period of two years from the date of the termination of such employment for any reason whatsoever, do any of the following: (i) directly or indirectly, solicit or otherwise contact any Person who then receives or has the right to receive or at any prior time received or had the right to receive from ^ ^ services (a "Subscriber") for the purpose of seeking to obtain any such Subscriber as a subscriber to or beneficiary of a similar business conducted by any Person other than ^; (ii) directly or indirectly employ, hire or otherwise engage the services of or associate in any business with any Participant or other Person who is or has been employed by either the Purchaser or ^, or any Affiliate (as such term is defined in Section 6.6 hereof) of the Purchaser or ^, unless such Participant or other Person shall have ceased to be employed by the Purchaser or ^ (as the case may be), or the Affiliate of the Purchaser or ^, for at least one year, or (iii) engage, directly or indirectly, as a proprietor, stockholder, partner, director, officer, employee, independent contractor or otherwise in the business of providing services in competition with ^ in any state in which ^ provides its services on the date X^'s employment with the Purchaser is terminated for any reason whatsoever.

          4.2.  Enforceability. The Parties hereto agree that to the extent that any provision or portion of Section 4.1 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law (as hereinafter defined in Section 7.11 of this Agreement); and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

          4.3.  Right to Enjoin. As the violation by X^ of the provisions of Section 4.1 of this Agreement would cause irreparable injury to the Purchaser and ^, and there is no adequate remedy at law for such violation, the Purchaser and ^ shall have the right, in addition to any other remedies available at law or in equity, to enjoin X^ in a court of equity from violating such provisions.

     5.  Additional Covenants of the Parties. At the Closing on the Closing Date:

          5.1.  Opinion of Counsel to ^. ^, Counsel to the Sellers, shall deliver to the Purchaser a written opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit 35 and incorporated by reference herein.

          5.2.  Opinion of Counsel to Purchaser. ^, Counsel to the Purchaser, shall deliver to the Sellers a written opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit 36 and incorporated by reference herein.

          5.3.  Release by Directors. The Purchaser shall receive the release (the "Release"), in the form attached hereto as Exhibit 37 and incorporated by reference herein, executed, acknowledged, sealed and delivered by each of the individuals (the "Directors") listed in Exhibit 38 attached hereto and incorporated by reference herein.

          5.4.  X^'s Employment by ^. X^ shall agree to serve as Purchaser's ^ in accordance with the terms of correspondence written by Purchaser to X^ and dated ^, 19^, by executing, acknowledging, sealing and delivering an agreement in the form attached hereto as Exhibit 39 and incorporated by reference herein.

          5.5.  Resignations of Officers and Directors of ^. The resignation of each of ^'s officers and directors effective at the Closing on the Closing Date in the form attached hereto as Exhibit 40 and incorporated by reference herein shall have been executed and delivered to Purchaser by each such officer and director.

     6.  Indemnification.

          6.1.  The Sellers shall defend, indemnify and hold harmless the Purchaser, its officers, directors, stockholders, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

               6.1.1.  Any misrepresentation or breach by Sellers or any of Sellers of any representation or warranty contained in this Agreement.

               6.1.2.  Any nonfulfillment, failure to comply or breach by Sellers or any of Sellers of or with any covenant, promise or agreement of the Sellers or any of Sellers contained in this Agreement.

               6.1.3.  Any act, failure to act or omission prior to the Closing Date by any Participant.

               6.1.4.  Any act, matter or thing prior to the Closing Date.

          6.2.  Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless the Sellers and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

               6.2.1.  Any misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement.

              6.2.2.  Any nonfulfillment, failure to comply or breach by the Purchaser of or with any covenant, promise or agreement of the Purchaser contained in this Agreement.

     7.  Miscellaneous.

          7.1.  Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution, acknowledgement, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          7.2.  Certain Definitions. As used throughout this Agreement, the following terms have the following meanings:

"Affiliate" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, as such rule is in effect on the date hereof.

"Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., and all future acts supplemental thereto or amendatory thereof.

"Person" means an individual, partnership, corporation, trust, unincorporated organization, government, or agency or political subdivision of a government.

"SEC" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Exchange Act.

"Securities Act" means the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the relevant time.

          7.3. Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered U.S. mail, return receipt requested, postage prepaid, to the following addresses:

(i) If to Sellers:

^

with a copy to:

^, Esquire

(ii) If to the Purchaser:

^

with a copy to:

^, Esquire

or to such other address of which written notice in accordance with this Section 7.3. shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 7.3 and shall be deemed received when given in such manner.

          7.4.  Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

          7.5.  Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may, without the prior written consent of any other party, assign its interest in this Agreement to any Affiliate of the Purchaser if such Affiliate undertakes to perform the Purchaser's obligations hereunder that shall have been so assigned, and upon, from and after such assignment the Purchaser shall have no further liabilities, obligations or duties in respect of the rights, obligations and duties so assigned.

          7.6.  Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other Person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Purchaser, its permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations, or liabilities.

          7.7.  Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

          7.8.  Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

          7.9.  Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          7.10.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          7.11.  Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Maryland.

          7.12.  Remedies. The parties hereto acknowledge that the Sellers Shares are unique; that any claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

          7.13.  Further Assurances. The Sellers jointly and severally agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

          7.14.  Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

WITNESS:                       SELLERS:

                                                     (SEAL
                                 X^

                                                     (SEAL)
                                 Y^

                                                     (SEAL)
                                 Z^

                               PURCHASER:

ATTEST:                             ^

                             By:                     (SEAL)
^, Secretary                      ^, President

STATE OF MARYLAND    )
                     )   SS:
CITY OF ^            )

     I HEREBY CERTIFY that on this ^ day of ^, 19^, before me, the subscriber, a Notary Public of the State of Maryland in and for the City of ^ aforesaid, personally appeared X^, known to be (or satisfactorily proven), who acknowledges that he executed the aforegoing instrument for the purposes therein contained.

     AS WITNESS my hand and Notarial Seal.

                                   Notary Public

                                   My Commission Expires: ^

STATE OF MARYLAND   )
                    )  SS:
CITY OF ^           )

     I HEREBY CERTIFY that on this ^ day of ^, 19^, before me, the subscriber, a Notary Public of the State of Maryland in and for the City of ^ aforesaid, personally appeared Y^, known to be (or satisfactorily proven), who acknowledges that he executed the aforegoing instrument for the purposes therein contained.

     AS WITNESS my hand and Notarial Seal.

                                   Notary Public

                                   My Commission Expires: ^

STATE OF MARYLAND   )
                    )  SS:
CITY OF ^           )

      I HEREBY CERTIFY that on this ^ day of ^, 19^, before me, the subscriber, a Notary Public of the State of Maryland in and for the City of ^ aforesaid, personally appeared Z^, known to be (or satisfactorily proven), who acknowledges that he executed the aforegoing instrument for the purposes therein contained.

     AS WITNESS my hand and Notarial Seal.

                                   Notary Public

                                   My Commission Expires: ^

STATE OF MARYLAND   )
                    )  SS:
CITY OF ^           )

     I HEREBY CERTIFY that on this ^ day of ^, 19^, before me, the subscriber, a Notary Public of the State of Maryland and in and for the City of ^ aforesaid, personally appeared ^, President, of ^, a Maryland corporation, known to be (or satisfactorily proven), who acknowledged that as such officer, being authorized so to do, he executed the aforegoing instrument on behalf of said Corporation for the purposes therein contained.

     AS WITNESS my hand and Notarial Seal

                                   Notary Public

                                   My Commission Expires: ^